EXHIBIT 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-192172, No. 333-197899, No. 333-206610, No. 333-206611, 333-211143, 333-211144, 333-217821, 333-217822, 333-224768, and 333-224769) of Wix.com Ltd. of our reports dated April 9, 2019,with respect to (i) the consolidated balance sheets of Wix.com Ltd. and subsidiaries as of December 31, 2017 and 2018, and the related consolidated statements of comprehensive loss, changes in shareholders’equity (deficiency) and cash flows for each of the three years in the period ended December 31, 2018, and (ii) the effectiveness of internal control over financial reporting of Wix.com Ltd., which reports appear in the December 31, 2018 annual report on Form 20-F of Wix.com Ltd.

Tel Aviv, Israel April 9, 2019	/s/ Kost Forer Gabbay & Kasierer Kost Forer Gabbay & Kasierer A Member of Ernst & Young Global